Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
ACS, Inc.	ACS, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Completes Sale of Federal Business to Lockheed Martin
and Acquires Lockheed Martin’s Commercial IT Business

DALLAS, TEXAS: November 25, 2003 – ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today the closing of the divestiture of a portion of its federal business to Lockheed Martin (NYSE: LMT) and the acquisition of Lockheed Martin’s commercial information technology (IT) business. The details of the transaction are consistent with the terms and conditions announced in ACS’ press release dated August 1, 2003.

ACS sold most of its federal business to Lockheed Martin and acquired Lockheed Martin’s commercial IT business. The transactions did not include ACS’ recently won 5-year, $1 billion business process outsourcing (BPO) contract with the Department of Education to provide student loan processing services. Net proceeds from these transactions will be used to pay down debt and for general corporate purposes, including ACS’ previously announced $500 million stock repurchase program.

ACS’ commercial sector expertise can now provide the acquired Lockheed Martin clients with access to additional BPO and IT services. In the now closed transaction, ACS acquired four U.S. data centers, approximately 1,000 employees, and a diverse client base representing the manufacturing, automotive, retail, financial services, and communications industries.

ACS, a Fortune 500 company with more than 40,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.